UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2004

PLAYBOY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-14790	36-4249478

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 NORTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS	60611

(Address of Principal Executive Offices)	(Zip Code)

(Registrant's Telephone Number, including Area Code): (312) 751-8000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

On April 26, 2004, Playboy Enterprises, Inc. (the “Company”) completed a public offering of 6,021,340 shares of the Company’s Class B common stock at $12.69 per share, before underwriting discounts. Included in the offering were 4,385,392 shares sold by Playboy, 1,485,948 shares sold by Hugh Hefner, the Company’s Editor-in-Chief, and 150,000 shares sold by Christie Hefner, the Company’s Chairman and Chief Executive Officer. The shares sold by Mr. Hefner consisted of all of the shares of Class B common stock he received upon conversion of all of the outstanding shares of the Company’s Series A convertible preferred stock at the time of the offering.

Net proceeds to the Company from the sale of its shares were approximately $51.8 million. As previously announced, the Company intends to use $38.9 million of the net proceeds from the sale to redeem $35.0 million in aggregate principal amount of its outstanding 11.00% senior secured notes due 2010, and pay approximately $0.5 million of accrued and unpaid interest through the date of redemption.

During the earnings release conference call to be held by the Company on May 6, 2004, the Company intends to disclose that in the second quarter of 2004, the cash flow and earnings benefits of the bond redemption and elimination of the Series A convertible preferred stock will be offset by a related $6.0 million non-operating charge, resulting in negative earnings per share for the June 30 period. Approximately $3.9 million of the $6.0 million charge represents cash related to the bond premium and the remaining $2.1 million is a non-cash write off of debt acquisition costs, which would have otherwise been amortized over the life of the bonds.. Despite the one-time expenses, the Company expects the combination of these transactions to be accretive on an annualized basis.

Item 12. Results of Operations and Financial Condition.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of a press release of Playboy Enterprises, Inc. (the “Company”), dated May 6, 2004, reporting the Company’s financial results for the first quarter ended March 31, 2004.

The information in this report, including the information reported under Items 9 and 12 hereof and the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2004	PLAYBOY ENTERPRISES, INC.

By:	/s/ Linda G. Havard

Linda G. Havard Executive Vice President, Finance and Operations, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Playboy Enterprises, Inc. on May 6, 2004.